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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Hampstead Genpar, L.P.                    (Month/Day/Year)              Bristol Hotels & Resorts ("BH")     (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)           7/27/98                   5. Relationship of Reporting        -----------------------
    4200 Texas Commerce Tower West         ----------------------------      Person to Issuer
    2200 Ross Avenue                                                       (Check all applicable)
----------------------------------------   3. I R S or Social Security         Director    X  10% Owner
             (Street)                         Number of Reporting        -----           -----
                                              Person (Voluntary)               Officer        Other (specify
    Dallas          TX         75201                                     -----           -----      below)
--------------------------------------        75-2529929                 (give title below)
      (City)      (State)      (Zip)       ----------------------------
                                                                         ------------------------------
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock, par value $0.01 per share          7,029,839(1)                          I                    By United/Harvey
                                                                                                             Holdings,L.P.
                                                                                                             ("Holdings")(2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                     (Print or type response)                                                        SEC 1473 (8/92)


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FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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                                                                              HAMPSTEAD GENPAR, L.P.
Explanation of Responses:
                                                                              By: HH Genpar Partners
(1) The Reporting Person disclaims beneficial ownership of these securities       Its General Partner
    except to the extent of its pecuniary interest therein.
                                                                                  By: Hampstead Associates, Inc.
(2) The Reporting Person is the managing general partner of Holdings.                 Its Managing General Partner

                                                                                  By: /s/ DANIEL A. DECKER                8/5/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             Executive Vice President               Date
                                                                                     **Signature of Reporting Person
Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see instruction 6 for procedure.                                            SEC 1473 (8/92)

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